Exhibit 99.1

PRESS RELEASE

Beazer Homes Reports Strong Third Quarter Fiscal 2021 Results
ATLANTA, July 29, 2021 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the three and nine months ended June 30, 2021.
“We had a very successful third quarter, driven by strong operational execution and continued strength in the housing market,” said Allan P. Merrill, the company’s Chairman and Chief Executive Officer. “We generated significant gains in operating margin and adjusted EBITDA, leading to quarterly net income that was more than double the same period last year. At the same time, we grew our total active lot position while continuing to reduce leverage.”
Commenting on fiscal 2021 full-year expectations, Mr. Merrill said, “With our outstanding performance in the third quarter and our confidence in fourth quarter results, we now expect fiscal 2021 earnings per share to be above $3.25.”
Looking at fiscal 2022, Mr. Merrill concluded, “We are positioned to generate double-digit growth in earnings per share for shareholders while expanding our ESG activities to create durable value for all of our stakeholders.”
Beazer Homes Fiscal Third Quarter 2021 Highlights and Comparison to Fiscal Third Quarter 2020
•Net income from continuing operations of $37.1 million, or $1.22 per diluted share, compared to net income from continuing operations of $15.3 million, or $0.51 per diluted share, in fiscal third quarter 2020
•Adjusted EBITDA of $78.8 million, up 45.9%
•Homebuilding revenue of $566.9 million, up 6.5% on a 5.5% increase in average selling price to $411.4 thousand and a 0.9% increase in home closings to 1,378
•Homebuilding gross margin was 20.2%, up 320 basis points. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 24.2%, up 300 basis points
•SG&A as a percentage of total revenue was 11.1%, down 60 basis points year-over-year
•Net new orders of 1,199, down 12.6% on a 18.6% increase in orders/community/month to 3.2 and a 26.3% decrease in average community count to 123
•Dollar value of backlog of $1,354.6 million, up 53.1%
•Unrestricted cash at quarter end was $358.3 million; total liquidity was $608.3 million
The following provides additional details on the Company's performance during the fiscal third quarter 2021:
Profitability. Net income from continuing operations was $37.1 million, generating diluted earnings per share of $1.22. Third quarter adjusted EBITDA of $78.8 million was up $24.8 million year-over-year. The increase in profitability was primarily driven by higher revenue, homebuilding gross margin and improved SG&A leverage.
Orders. Net new orders for the third quarter decreased to 1,199, down 12.6% from the prior year. The decrease in net new orders was driven by a 26.3% decrease in average community count to 123, partially offset by a 18.6% increase in sales pace to 3.2 orders per community per month, up from 2.7 in the previous year. In a number of communities, we proactively limited sales pace to align with the pace of production, optimize margins and ensure a positive customer experience. The cancellation rate for the quarter was 10.9%, an improvement of 1,020 basis points year-over-year.
Backlog. The dollar value of homes in backlog as of June 30, 2021 increased 53.1% to $1,354.6 million, representing 3,124 homes, compared to $884.9 million, representing 2,237 homes, at the same time last year. The average selling price of homes in backlog was $433.6 thousand, up 9.6% year-over-year.

Homebuilding Revenue. Third quarter homebuilding revenue was $566.9 million, up 6.5% year-over-year. The increase in homebuilding revenue was driven by a 5.5% increase in the average selling price to $411.4 thousand and a 0.9% increase in home closings to 1,378 homes.
Homebuilding Gross Margin. Homebuilding gross margin (excluding impairments, abandonments and amortized interest) was 24.2% for the third quarter, up 300 basis points year-over-year, driven primarily by lower sales incentives and pricing increases. Gross margin was up across each of our geographic segments.
SG&A Expenses. Selling, general and administrative expenses as a percentage of total revenue was 11.1% for the quarter, down 60 basis points year-over-year as a result of the Company's continued focus on overhead cost management while driving revenue growth.
Liquidity. At the close of the third quarter, the Company had approximately $608.3 million of available liquidity, including $358.3 million of unrestricted cash and a fully undrawn revolving credit facility capacity of $250.0 million.
Debt Repurchases. The Company repurchased $14.0 million of its outstanding 5.875% unsecured Senior Notes due October 2027 at an average price of $106.545 per $100 principal amount.
Commitment to Net Zero Energy Ready
Reflecting our continued leadership and commitment to energy efficiency, during the quarter, Brian Shanks, Beazer’s Manager of National Accounts and Governmental Affairs, was named to the International Code Council (ICC) Residential Energy Code Consensus Committee created to lead development of future energy codes. The new committee will begin work this summer on developing the 2024 International Energy Conservation Code (IECC).
In December 2020, Beazer became the first national builder to publicly commit to ensuring that by the end of 2025 every home we build will be Net Zero Energy Ready. Net Zero Energy Ready means that each home will have a gross HERS® index score (before any benefit of renewable energy production) of 45 or less, and homeowners will be able to achieve net zero energy consumption by attaching a properly sized renewable energy system.

Summary results for the three and nine months ended June 30, 2021 are as follows:

	Three Months Ended June 30,
	2021	2020		Change*
New home orders, net of cancellations	1,199	1,372		(12.6)%
Orders per community per month	3.2	2.7		18.6%
Average active community count	123	167		(26.3)%
Actual community count at quarter-end	120	164		(26.8)%
Cancellation rates	10.9%	21.1%	(1,020)	bps

Total home closings	1,378	1,366		0.9%
Average selling price (ASP) from closings (in thousands)	$411.4	$389.8		5.5%
Homebuilding revenue (in millions)	$566.9	$532.5		6.5%
Homebuilding gross margin	20.2%	17.0%		320 bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	20.3%	17.1%		320 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	24.2%	21.2%		300 bps

Income from continuing operations before income taxes (in millions)	$47.9	$20.3		$27.7
Expense from income taxes (in millions)	$10.8	$5.0		$5.8
Income from continuing operations, net of tax (in millions)	$37.1	$15.3		$21.9
Basic income per share from continuing operations	$1.24	$0.51		$0.73
Diluted income per share from continuing operations	$1.22	$0.51		$0.71

Income from continuing operations before income taxes (in millions)	$47.9	$20.3		$27.7
Loss on debt extinguishment (in millions)	$(1.1)	$—		$(1.1)
Inventory impairments and abandonments (in millions)	$(0.2)	$(2.3)		$2.0
Restructuring and severance charges	$—	$(1.4)		$1.4
Income from continuing operations excluding loss on debt extinguishment, inventory impairments and abandonments, and restructuring and severance charges before income taxes (in millions)(a)	$49.2	$24.0		$25.2
Income from continuing operations excluding loss on debt extinguishment, inventory impairments and abandonments, and restructuring and severance charges after income taxes (in millions)(b)	$38.0	$17.6		$20.4

Net income	$37.1	$15.2		$21.9

Land and land development spending (in millions)	$143.0	$55.7		$87.3

Adjusted EBITDA (in millions)	$78.8	$54.0		$24.8
LTM Adjusted EBITDA (in millions)	$263.7	$209.4		$54.4
* Change and totals are calculated using unrounded numbers.
(a) Management believes that this measure assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating the differences in companies' respective level of loss on debt extinguishment, impairments/abandonments, and restructuring and severance charges. This measure should not be considered an alternative to income from continuing operations before income taxes determined in accordance with GAAP as an indicator of operating performance.
(b) For the three months ended June 30, 2021, loss on debt extinguishment and inventory impairments and abandonments were tax-effected at the effective tax rate of 24.0%. For the three months ended June 30, 2020, inventory impairments and abandonments and restructuring and severance charges were tax-effected at the effective tax rate of 26.4%.
"LTM" indicates amounts for the trailing 12 months.

	Nine Months Ended June 30,
	2021	2020	Change*
New home orders, net of cancellations	4,495	4,284	4.9%
LTM orders per community per month	4.0	2.9	37.9%
Cancellation rates	11.0%	17.3%	$(630)	bps

Total home closings	3,880	3,755	3.3%
ASP from closings (in thousands)	$396.5	$382.9	3.6%
Homebuilding revenue (in millions)	$1,538.6	$1,437.9	7.0%
Homebuilding gross margin	18.7%	16.1%	260 bps
Homebuilding gross margin, excluding I&A	18.7%	16.2%	250 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	22.9%	20.7%	220 bps

Income from continuing operations before income taxes (in millions)	$96.5	$37.6	$58.8
Expense from income taxes (in millions)	$22.6	$8.9	$13.7
Income from continuing operations, net of tax (in millions)	$73.8	$28.7	$45.1
Basic income per share from continuing operations	$2.47	$0.96	$1.51
Diluted income per share from continuing operations	$2.44	$0.95	$1.49

Income from continuing operations before income taxes (in millions)	$96.5	$37.6	$58.8
Loss on debt extinguishment (in millions)	$(1.6)	$—	$(1.6)
Inventory impairments and abandonments (in millions)	$(0.7)	$(2.3)	$1.6
Restructuring and severance charges	$—	$(1.4)	$1.4
Income from continuing operations excluding loss on debt extinguishment, inventory impairments and abandonments, and restructuring and severance charges before income taxes (in millions)(a)	$98.8	$41.3	$57.5
Income from continuing operations excluding loss on debt extinguishment, inventory impairments and abandonments, and restructuring and severance charges after income taxes (in millions)(b)	$75.6	$31.4	$44.2

Net income	$73.7	$28.5	$45.1

Land and land development spending (in millions)	$349.9	$324.7	$25.2

Adjusted EBITDA (in millions)	$186.6	$127.3	$59.4
* Change and totals are calculated using unrounded numbers.
(a) Management believes that this measure assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating the differences in companies' respective level of loss on debt extinguishment, impairments/abandonments, and restructuring and severance charges. This measure should not be considered an alternative to income from continuing operations before income taxes determined in accordance with GAAP as an indicator of operating performance.
(b) For the nine months ended June 30, 2021, loss on debt extinguishment and inventory impairments and abandonments were tax-effected at the effective tax rate of 24.0%. For the nine months ended June 30, 2020, inventory impairments and abandonments and restructuring and severance charges were tax-effected at the effective tax rate of 26.4%
“LTM” indicates amounts for the trailing 12 months.

	As of June 30,
	2021	2020	Change
Backlog units	3,124	2,237	39.7%
Dollar value of backlog (in millions)	$1,354.6	$884.9	53.1%
ASP in backlog (in thousands)	$433.6	$395.6	9.6%
Land and lots controlled	19,761	18,093	9.2%
Conference Call
The Company will hold a conference call on July 29, 2021 at 5:00 p.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company's slide presentation on the "Investor Relations" page of the Company's website, www.beazer.com. In addition, the conference call will be available by telephone at 800-475-0542 (for international callers, dial 517-308-9429). To be admitted to the call, enter the pass code “8571348". A replay of the conference call will be available, until 10:00 PM ET on August 6, 2021 at 800-391-9853 (for international callers, dial 203-369-3269) with pass code “3794.”
About Beazer Homes
Headquartered in Atlanta, Beazer Homes (NYSE: BZH) is one of the country’s largest homebuilders. Every Beazer home is designed and built to provide Surprising Performance, giving you more quality and more comfort from the moment you move in – saving you money every month. With Beazer's Choice Plans™, you can personalize your primary living areas – giving you a choice of how you want to live in the home, at no additional cost. And unlike most national homebuilders, we empower our customers to shop and compare loan options. Our Mortgage Choice program gives you the resources to easily compare multiple loan offers and choose the best lender and loan offer for you, which will save you thousands over the life of your loan.
We build our homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas, and Virginia. For more information, visit beazer.com, or check out Beazer on Facebook, Instagram and Twitter.
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things: (i) the cyclical nature of the homebuilding industry and a potential deterioration in homebuilding industry conditions; (ii) economic changes nationally or in local markets, changes in consumer confidence, wage levels, declines in employment levels, inflation and governmental actions, each of which is outside our control and affects the affordability of and demand for, the homes we sell; (iii) potential negative impacts of the COVID-19 pandemic, which, in addition to exacerbating each of the risks listed above and below, may include a significant decrease in demand for our homes or consumer confidence generally with respect to purchasing a home, an inability to sell and build homes in a typical manner or at all, increased costs or decreased supply of building materials, including lumber, or the availability of subcontractors, housing inspectors, and other third-parties we rely on to support our operations, and recognizing charges in future periods, which may be material, for goodwill impairments, inventory impairments and/or land option contract abandonments; (iv) shortages of or increased prices for labor, land or raw materials used in housing production, and the level of quality and craftsmanship provided by our subcontractors; (v) the availability and cost of land and the risks associated with the future value of our inventory, such as asset impairment charges we took on select California assets during the second quarter of fiscal 2019; (vi) factors affecting margins, such as decreased land values underlying land option agreements, increased land development costs in communities under development or delays or difficulties in implementing initiatives to reduce our production and overhead cost structure; (vii) our ability to raise debt and/or equity capital, due to factors such as limitations in the capital markets (including market volatility) or adverse credit market conditions, and our ability to otherwise meet our ongoing liquidity needs (which could cause us to fail to meet the terms of our covenants and other requirements under our various debt instruments and therefore trigger an acceleration of a significant portion or all of our outstanding debt obligations), including the impact of any downgrades of our credit ratings or reduction in our liquidity levels; (viii) market perceptions regarding any capital raising initiatives we may undertake (including future issuances of equity or debt capital);

(ix) terrorist acts, protests and civil unrest, political uncertainty, natural disasters, acts of war or other factors over which the Company has no control; (x) inaccurate estimates related to homes to be delivered in the future (backlog), as they are subject to various cancellation risks that cannot be fully controlled; (xi) increases in mortgage interest rates, increased disruption in the availability of mortgage financing, changes in tax laws or otherwise regarding the deductibility of mortgage interest expenses and real estate taxes or an increased number of foreclosures; (xii) increased competition or delays in reacting to changing consumer preferences in home design; (xiii) natural disasters or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas; (xiv) the potential recoverability of our deferred tax assets; (xv) increases in corporate tax rates; (xvi) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment; (xvii) the results of litigation or government proceedings and fulfillment of any related obligations; (xviii) the impact of construction defect and home warranty claims; (xix) the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred; (xx) the impact of information technology failures, cybersecurity issues or data security breaches; or (xxi) the impact on homebuilding in key markets of governmental regulations limiting the availability of water.
Any forward-looking statement, including any statement expressing confidence regarding future outcomes, speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time-to-time, and it is not possible to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Sr. Vice President & Chief Financial Officer
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
in thousands (except per share data)	2021	2020	2021	2020
Total revenue	$570,932	$533,112	$1,549,360	$1,440,329
Home construction and land sales expenses	455,178	441,788	1,259,922	1,207,023
Inventory impairments and abandonments	231	2,266	696	2,266
Gross profit	115,523	89,058	288,742	231,040
Commissions	20,955	20,851	58,346	55,660
General and administrative expenses	42,186	41,276	119,903	121,025
Depreciation and amortization	3,689	3,780	10,494	10,834
Operating income	48,693	23,151	99,999	43,521
Equity in income of unconsolidated entities	313	4	424	138
Loss on extinguishment of debt	(1,050)	—	(1,613)	—
Other expense, net	(10)	(2,904)	(2,356)	(6,030)
Income from continuing operations before income taxes	47,946	20,251	96,454	37,629
Expense from income taxes	10,804	4,981	22,633	8,940
Income from continuing operations, net of tax	37,142	15,270	73,821	28,689
Loss from discontinued operations, net of tax	(7)	(82)	(161)	(141)
Net income	$37,135	$15,188	$73,660	$28,548
Weighted average number of shares:
Basic	30,022	29,597	29,915	29,738
Diluted	30,562	29,674	30,292	30,014

Basic income (loss) per share:
Continuing operations	$1.24	$0.51	$2.47	$0.96
Discontinued operations	—	—	(0.01)	—
Total	$1.24	$0.51	$2.46	$0.96
Diluted income (loss) per share:
Continuing operations	$1.22	$0.51	$2.44	$0.95
Discontinued operations	—	—	(0.01)	—
Total	$1.22	$0.51	$2.43	$0.95

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
Capitalized Interest in Inventory	2021	2020	2021	2020
Capitalized interest in inventory, beginning of period	$113,414	$134,693	$119,659	$136,565
Interest incurred	19,270	23,012	58,517	66,839
Capitalized interest impaired	—	(792)	—	(792)
Interest expense not qualified for capitalization and included as other expense	(212)	(3,003)	(2,781)	(6,373)
Capitalized interest amortized to home construction and land sales expenses	(22,529)	(21,814)	(65,452)	(64,143)
Capitalized interest in inventory, end of period	$109,943	$132,096	$109,943	$132,096

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in thousands (except share and per share data)	June 30, 2021	September 30, 2020
ASSETS
Cash and cash equivalents	$358,334	$327,693
Restricted cash	24,690	14,835
Accounts receivable (net of allowance of $292 and $358, respectively)	23,028	19,817
Income tax receivable	9,502	9,252
Owned inventory	1,408,071	1,350,738
Investments in unconsolidated entities	4,361	4,003
Deferred tax assets, net	204,729	225,143
Property and equipment, net	22,055	22,280
Operating lease right-of-use assets	13,015	13,103
Goodwill	11,376	11,376
Other assets	13,468	9,240
Total assets	$2,092,629	$2,007,480
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$155,084	$132,192
Operating lease liabilities	14,813	15,333
Other liabilities	139,074	135,983
Total debt (net of debt issuance costs of $9,444 and $10,891, respectively)	1,110,053	1,130,801
Total liabilities	1,419,024	1,414,309
Stockholders’ equity:
Preferred stock (par value $0.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 31,293,798 issued and outstanding and 31,012,326 issued and outstanding, respectively)	31	31
Paid-in capital	863,240	856,466
Accumulated deficit	(189,666)	(263,326)
Total stockholders’ equity	673,605	593,171
Total liabilities and stockholders’ equity	$2,092,629	$2,007,480

Inventory Breakdown
Homes under construction	$668,280	$525,021
Development projects in progress	532,929	589,763
Land held for future development	19,879	28,531
Land held for sale	7,173	12,622
Capitalized interest	109,943	119,659
Model homes	69,867	75,142
Total owned inventory	$1,408,071	$1,350,738

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Three Months Ended June 30,		Nine Months Ended June 30,
SELECTED OPERATING DATA	2021	2020	2021	2020
Closings:
West region	765	819	2,164	2,248
East region	330	220	874	647
Southeast region	283	327	842	860
Total closings	1,378	1,366	3,880	3,755

New orders, net of cancellations:
West region	715	775	2,613	2,465
East region	263	287	940	871
Southeast region	221	310	942	948
Total new orders, net	1,199	1,372	4,495	4,284

	As of June 30,
Backlog units at end of period:	2021	2020
West region	1,814	1,199
East region	690	565
Southeast region	620	473
Total backlog units	3,124	2,237
Dollar value of backlog at end of period (in millions)	$1,354.6	$884.9

in thousands	Three Months Ended June 30,		Nine Months Ended June 30,
SUPPLEMENTAL FINANCIAL DATA	2021	2020	2021	2020
Homebuilding revenue:
West region	$294,834	$303,500	$805,617	$825,129
East region	160,393	108,126	410,350	295,782
Southeast region	111,703	120,839	322,609	316,939
Total homebuilding revenue	$566,930	$532,465	$1,538,576	$1,437,850

Revenue:
Homebuilding	$566,930	$532,465	$1,538,576	$1,437,850
Land sales and other	4,002	647	10,784	2,479
Total revenue	$570,932	$533,112	$1,549,360	$1,440,329

Gross profit:
Homebuilding	$114,710	$90,282	$287,003	$232,134
Land sales and other	813	(1,224)	1,739	(1,094)
Total gross profit	$115,523	$89,058	$288,742	$231,040

Reconciliation of homebuilding gross profit and the related gross margin before impairments and abandonments and interest amortized to cost of sales to homebuilding gross profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments/abandonments and level of debt.

	Three Months Ended June 30,				Nine Months Ended June 30,
in thousands	2021		2020		2021		2020
Homebuilding gross profit/margin	$114,710	20.2%	$90,282	17.0%	$287,003	18.7%	$232,134	16.1%
Inventory impairments and abandonments (I&A)	231		1,009		696		1,009
Homebuilding gross profit/margin before I&A	114,941	20.3%	91,291	17.1%	287,699	18.7%	233,143	16.2%
Interest amortized to cost of sales	22,529		21,814		65,199		64,143
Homebuilding gross profit/margin before I&A and interest amortized to cost of sales	$137,470	24.2%	$113,105	21.2%	$352,898	22.9%	$297,286	20.7%
Reconciliation of Adjusted EBITDA to total company net income, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, tax position, and level of impairments. These EBITDA measures should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended June 30,		Nine Months Ended June 30,		LTM Ended
in thousands	2021	2020	2021	2020	2021	2020
Net income	$37,135	$15,188	$73,660	$28,548	$97,338	$30,977
Expense from income taxes	10,801	4,958	22,587	8,900	31,351	15,934
Interest amortized to home construction and land sales expenses and capitalized interest impaired	22,529	22,606	65,452	64,935	96,179	102,350
Interest expense not qualified for capitalization	212	3,003	2,781	6,373	4,876	7,682
EBIT	70,677	45,755	164,480	108,756	229,744	156,943
Depreciation and amortization	3,689	3,780	10,494	10,834	15,300	16,681
EBITDA	74,366	49,535	174,974	119,590	245,044	173,624
Stock-based compensation expense	3,194	1,659	9,254	4,869	14,421	7,402
Loss on extinguishment of debt	1,050	—	1,613	—	1,613	25,494
Inventory impairments and abandonments (b)	231	1,474	696	1,474	1,333	1,474
Restructuring and severance expenses	—	1,361	(10)	1,361	(54)	1,361
Litigation settlement in discontinued operations	—	—	$120	$—	1,380	—
Adjusted EBITDA	$78,841	$54,029	$186,647	$127,294	$263,737	$209,355
(a) “LTM” indicates amounts for the trailing 12 months.
(b) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled “Interest amortized to home construction and land sales expenses and capitalized interest impaired.”